EXHIBIT 10.27

Dated October 12, 2005

(1)	Inspired Broadcast Networks

(2)	New Media Lottery Services International, Ltd.

Lottery Games Content Agreement

CONTENTS

Page

1.	Interpretation	1
2.	Duties of NMLSI	5
3.	Duties of Inspired	7
4.	Financial Provisions	7
5.	Intellectual Property	8
6.	Confidentiality	9
7.	Force Majeure	10
8.	Indemnification	10
9.	Assignment and Transfer	11
10.	Commencement and Term	11
11.	Summary Termination	11
12.	Consequences of Termination	12
13.	Nature of Agreement	13
14.	Severability	13
15.	Communications	13
16.	Miscellaneous	15
17.	Applicable Law	15

THIS AGREEMENT made the ______________ day of ____________________ 2005
BETWEEN

A.	Inspired Broadcast Networks, England registration No 03913734, having its registered office at 3 The Maltings, Wetmore Road, Burton on Trent, Staffordshire, England (“INSPIRED”).; and

B.	New Media Lottery Services International, Ltd. having its registered offices at 370 Neff Avenue, Harrisonburg, VA 22801 (“NMLSI”).

WHEREAS

A.	Inspired Broadcast Networks (Inspired) is Europe's leader in pay-to-play entertainment and broadband services in retail and public spaces, with an installed base of more than 11,000 networked terminals;

B.	NMLSI is a company which has developed an expertise in the establishment, design, operation, distribution and management of lottery games for the Internet and;

C.	NMLSI operates a variety of UK based charity lottery game sites and;

D.
Inspired is desirous of contracting with NMLSI to provide it with a variety of video lottery games on the Inspired Terminals and the Inspired Lottery Content Site and or a mutually agreed upon website subject to the terms and conditions set out herein and;.

E.	NMLSI is desirous of contracting with Inspired to provide Lottery content to for use on Inspired Terminals and the Inspired Lottery Content Site.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1    In this Agreement, unless the context otherwise requires:

“Accounting Period”	means a four week accounting period operated by Inspired

“Business Day”	means a day other than a Saturday or Sunday in England on which banks are generally open for business in London;

“Cash Management Costs”
means bank credit card merchant fees and clearance fees, foreign currency exchange charges, bad debts, fraudulent debit or credit card transactions, chargebacks and/or any other bank charges reasonably incurred by

Inspired in the performance of its obligations under this Agreement for the applicable Accounting Period;

“Charities”
means one or more charitable organisations which have decided to assist the furtherance of their charitable purposes by raising money through a lottery organised in accordance with the provisions of the Statutes;

“Charity Proceeds”	means an aggregate of 20 percent of the Gross Proceeds which are paid to the Charities in accordance with the provisions of this Agreement;

“EMU Compliant”
means that the NMLSI Lottery Games shall function accurately in any currency of the United Kingdom and Republic of Ireland and any other European country which shall form part of the Territory during this Agreement;

“End Users”	means individuals who participate in the NMLSI Lottery Games via the Inspired Terminals and/or the Inspired Lottery Content Site;

“Force Majeure”	means, in relation to any party, any circumstances beyond the reasonable control of that party;

“Group Company”	means in relation to Inspired, any holding company or subsidiary of Inspired and any other subsidiary of the holding company of Inspired;

“Gross Proceeds”	means the proceeds of all sales to End Users of NMLSI Lottery Games on the Inspired Terminals received by Inspired for the applicable Accounting Period;

“Inspired Lottery Content Site”	means the website operating under the Internet domain name (yet to be determined) designed by or on behalf of;

“Inspired Terminals”
means Inspired’s estate of broadband enabled terminals (but excluding Itbox) operated by Inspired or its Group Companies, Inspired is free to add Itbox devices at its discretion at any time during the term of this agreement;

“Intellectual Property Rights”	means all intellectual property rights of any kind whatsoever including without limitation patents, trade marks, database rights, service marks, trade names, rights in designs, copyrights, trade secrets and Know-how, whether or not registered, whether or not in existence at the date hereof and including applications for any such right, matter or thing or registration thereof;

“Internet”	means the international network of computers and computer networks including what is commonly known as the World Wide Web;

“Know-how”	means such skills, knowledge, experience, technical information or techniques of whatsoever nature as are utilised by either party in the performance of its obligations under this Agreement;

“Material Defect”
any technical fault or malfunction of the NMLSI Lottery Games which results in an End User being due a payout in excess of that which would be due to such End User if the NMLSI Lottery Games did not have such a technical fault or malfunction;

“Net Proceeds”	means the Gross Proceeds after deduction of Prize Payouts, Charity Proceeds, Retailer Fees and Cash Management Costs [and VAT if applicable];

“NMLSI Lottery Games”
means the lottery games created, operated and managed by NMLSI, which are supplied to Inspired to be accessed by End Users through the Inspired Terminals and/or the Inspired Content Site for the benefit of UK and Republic of Ireland based Charities and approved by Inspired under the Procedures Manuals;

“Prize Payout”
means the sums paid out to players by NMLSI in accordance with the rules of the games and the guidelines of the UK Gaming Board (or its equivalent body in the Republic of Ireland) from time to time and the terms of this Agreement;

“Procedures Manuals”
means the manuals which will be agreed by the parties prior to the commencement of NMLSI Lottery Games on the Inspired Terminals and the Inspired Lottery Content Site and which will document the procedures, rules and regulations governing the operation of the NMLSI Lottery Games on the Inspired Terminals and the Inspired Content Site (including without limitation the theme, graphics and prize structures in respect thereto) as the same are amended by agreement between the parties from time to time;

“Restricted Information”
means any information which is disclosed to NMLSI by Inspired pursuant to or in connection with this Agreement whether orally or in writing, and whether or not such information is expressly stated to be confidential or marked as such;

“Retailer Fees”	means the fees payable by Inspired to retailers to locate Inspired Terminals displaying the NMLSI Lottery Games at their premises;

“Statutes”
means the Lotteries and Amusement Act, 1976 (as amended) and any other legislation which is applicable to the broadcast, operation or use of the NMLSI Lottery Games in the Territory from time to time during this Agreement;

“Territory”
means the United Kingdom and Republic of Ireland. In addition, the parties agree to include Italy and Spain. These additional markets shall not be subject to the financial provision of Clause 4 but will be agreed in writing by the parties on a market by market basis;

“Validation Date”	the date on which Inspired notifies NMLSI that a particular NMLSI Lottery Game is ready for use.

1.2
Any reference in this Agreement to “writing” or cognate expressions includes a reference to telex, cable, facsimile transmission or comparable means of communication and reference to “holding company” has the meaning in the Companies Act, 1985.

1.3
Any reference in this Agreement to the Statutes or any statute or statutory provision shall be deemed to include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same and shall include any order, regulations, instruments or other subordinate legislation made under the relevant statutes.

1.4	The headings in this Agreement are for convenience only and shall not affect its interpretation.

1.5	A reference to a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each party to this Agreement.

2.	Duties of NMLSI

2.1	At the date of this Agreement, NMLSI has completed the establishment of a number of UK and Republic of Ireland charity lottery game sites which incorporate the NMLSI Lottery Games.

2.2
Using due care and diligence in the preparation of the Procedures Manuals and in the performance of its duties hereunder NMLSI shall at all times during the continuance of this Agreement provide Inspired with a range of services including but not limited to:

(i)
providing the NMLSI Lottery Games on the Inspired Lottery Content Site in a format which will grant all eligible End Users access to the Lottery Content Sites delivered through the Inspired Terminals or on the Inspired Lottery Content Site;

(ii)
providing at least 7 NMLSI Lottery Games per twelve month period of this Agreement for use by Inspired on the Inspired Terminals and the Inspired Lottery Content Site. Such NMLSI Lottery Games must be of a standard and content acceptable to Inspired and in compliance with the Procedures Manuals;

(iii)
securely facilitating the Prize Payouts in respect of the NMLSI Lottery Games to eligible End Users on the Inspired Terminals and the Inspired Lottery Content Site in accordance with the agreed upon Procedures Manual;

(iv)
providing and maintaining all systems, software, servers and technical support and any upgraded functionality necessary to ensure the availability of the NMLSI Lottery Games on the Inspired Terminals and the Inspired Lottery Content Site on a continuous basis during the term of this Agreement;

(v)
design and implement a game strategy focused on sales growth which includes the launching of a variety of new games on a mutually agreed schedule and NMLSI will provide regular studies and analysis to justify game mix decisions;

(vi)	suggest and design co-branding game opportunities and include Inspired’s branding and logo on NMLSI Lottery Games where agreed with Inspired;

(vii)	employing or procuring the services of and remunerating such other persons as may be required by NMLSI to assist it in the performance of its duties under this Agreement;

(viii)
complying with the Procedures Manuals, the Statutes and all other applicable laws and regulations relating to the operation of the NMLSI Lottery Games on the Inspired Terminals and the Inspired Lottery Content Site;

(ix)
using all reasonable endeavours to ensure that the operation of the NMLSI Lottery Games and financial transactions related thereto proceed without risk of breaches of security, theft or misuse of data, data loss, incorrect recording of events or data, incorrect processing, virus propagation and player or third party systems damage;

(x)
assisting in the design and implementation of all advertising, promotional marketing and sales programs for the NMLSI Lottery Games on the Inspired Terminals and the Inspired Lottery Content Site in a manner to be agreed between the parties hereto; and

(xi)
manage the entire Charity process from selection, registration, Gaming Board reporting, Charity accounting statement preparation and charity payment processing. Inspired will have the right to nominate charity benefactors.

2.3
NMLSI shall maintain proper books of account and all records relating to the Prize Payouts and the Charity Proceeds in relation to the NMLSI Lottery Games on the Inspired Terminals and the Inspired Lottery Content Site and other transactions contemplated herein. Fully completed financial statements in the format requested by Inspired and audited by a professionally qualified and independent third party to be agreed and appointed by the parties prior to the Commencement Date will be given to Inspired in the timescale specified by Inspired.

2.4
In all their dealings in connection with NMLSI Lottery Games, NMLSI shall ensure that its employees and agents shall represent themselves as such and shall not purport to be employees or agents of Inspired or to represent Inspired.

2.5
NMLSI will be responsible for all costs in connection with the aforementioned duties including, but not limited to, the recurring human resource costs of discharging the aforementioned duties and all recurring communications and administrative costs.

2.6
Without prejudice to any other duties or obligations of NMLSI under this Agreement in respect of the Inspired Lottery Content Site, NMLSI undertakes to Inspired not to do any of the following without the prior written consent of Inspired;

(i)	amend the form or content of the Inspired Lottery Content Site; and/or

(ii)	amend the form, content, rules or Prize Payout of any NMLSI Lottery Game;

2.7
NMLSI acknowledges and agrees with Inspired that in order to maintain compliance with the Statutes, the Inspired Lottery Content Site shall contain the rules and regulations pertaining to the operation of the NMLSI Lottery Games and such terms and conditions and disclaimers as Inspired may reasonably supply from time to time (as agreed in the Procedures Manuals or otherwise in writing).

2.8	The parties acknowledge and agree that all data relating to End Users shall be the property of Inspired and NMLSI agrees not to use such data relating to End Users for any purpose other than performance of its obligations hereunder without the prior written consent of Inspired.

2.9
With effect from the Commencement Date of this Agreement, NMLSI grants Inspired and its Group Companies a non-exclusive, right and licence to broadcast, distribute, use, display, transmit and advertise the NMLSI Lottery Games on the Inspired Terminals and the Inspired Lottery Content Site during the term of this Agreement.

3.	Duties of Inspired

3.1	Inspired shall incorporate the NMLSI Charity Lottery Games on the Inspired Terminals.

3.2
Inspired shall use its reasonable endeavours to assist NMLSI with compliance by NMLSI with all applicable laws and regulations relating to the sale of the NMLSI Lottery Games on the Inspired Terminals in the Territory and, in particular and without prejudice to the foregoing, the Statutes, but such assistance shall not relieve NMLSI of its obligations under Clause 2.2(ix).

3.3
Inspired will be responsible for all issues involving the placement and management of the retail terminals and will determine the appropriate retailer fees to be paid to the establishments where the terminals are located.

3.4
Inspired acknowledges that the Intellectual Property Rights and Know-how which will be used in the provision of NMLSI Lottery Games on the Inspired Terminals or the Inspired Lottery Content Site shall remain the property of NMLSI.

3.5
Inspired will use all reasonable endeavours to promote the NMLSI Lottery Games to potential End Users but nothing in this Agreement shall oblige Inspired to use any or a particular NMLSI Lottery Game on the Inspired Terminals or the Inspired Lottery Content Site.

3.6	Inspired hereby grants NMLSI a licence for the term of this Agreement to use Inspired’s name, branding and logo for the purpose of Clause 2.2(vii) provided that:-

(i)	NMLSI will comply with Inspired’s reasonable directions from time to time in relation to use and appearance of Inspired’s name, branding and logo; and

(ii)	Inspired will retain all goodwill generated by the use of its name, branding and logo.

4.	Financial Provisions

4.1
All monies wagered by End Users participating in the NMLSI Lottery Games on the Inspired Terminals shall be collected by Inspired. Inspired shall be entitled to retain 60% of the Net Proceeds in any Accounting Period and shall pay NMLSI’

the remaining 40% share of the Net Proceeds in accordance with Clauses 4.2 and 4.3.

4.2
From the applicable Validation Date for an NMLSI Lottery Game, for each Accounting Period, Inspired will provide NMLSI with an account showing the Gross Proceeds and a calculation of the Net Proceeds (detailing the amount payable to NMLSI in respect of Charity Proceeds and NMLSI’ share of the Net Proceeds as calculated in accordance with Clause 4.1 for that Accounting Period). The account shall be sent to NMLSI within 15 days of the end of each Accounting Period.

4.3
NMLSI may submit its invoice in respect of the amount due in accordance with Clause 4.2 upon receipt of each account from Inspired and Inspired shall pay such invoice within 30 days of receipt of the relevant sums from its relevant Group Company.

4.4	At all times during this Agreement NMLSI shall be responsible for the payment of the Charity Proceeds.

4.5
In the event that that there is a Material Defect or for any reason a Prize Payout exceeds 55% of the Gross Proceeds (or such other amount as is agreed in writing with Inspired) then NMLSI shall be responsible for such additional amount and, without prejudice to Inspired’s other rights and remedies, Inspired shall be entitled to offset such amount against NMLSI’ share of the Net Proceeds until such amount is recouped by Inspired in full.

4.6
NMLSI shall maintain all proper books of account and records relating directly or indirectly to the NMLSI Lottery Games for Inspired and associated charities and for the term of this Agreement and three years thereafter NMLSI shall allow Inspired and/or its representatives unrestricted access to such documents and Inspired shall be entitled to conduct audits of the same at any time during the aforesaid term.

4.7
All sales of NMLSI Lottery Games by NMLSI on the Inspired Terminals and shall be made on such terms and conditions as Inspired and NMLSI may mutually agree in advance from time to time and NMLSI shall, in the course of dealing with players of NMLSI Lottery Games, bring to their notice such terms and conditions.

4.8
For the avoidance of doubt any amounts payable by Inspired to NMLSI shall be deemed to include any value added tax or similar tax charged or chargeable in respect thereof. Both parties agree to jointly review and discuss the proper handling of VAT.

5.	Intellectual Property

5.1
Subject to the Licence in Clause 3 herein nothing in this Agreement shall give NMLSI any Intellectual Property Rights in respect of Inspired or any trade names used by Inspired in relation to the NMLSI Lottery Games or of the goodwill associated therewith, and NMLSI hereby acknowledges that it shall not acquire any rights in respect thereof and that all such rights and goodwill are, and shall remain, vested in Inspired.

5.2	NMLSI shall not use any trade names so resembling the trade names of Inspired as to be likely to cause confusion or deception.

5.3
Inspired shall, during the continuance of this Agreement, at the expense of NMLSI, take all such steps as NMLSI may reasonably require to assist NMLSI in maintaining the validity and enforceability of the Intellectual Property Rights of NMLSI.

5.4
Nothing in this Agreement shall give Inspired any rights in respect of the Intellectual Property Rights of NMLSI (being the technical expertise (software and hardware) which NMLSI has developed in making the NMLSI Lottery Games available on the Inspired Terminals Inspired Lottery Content Site (including the Internet domain name www.gelotto.com) or any technology used by NMLSI in relation to the sale of NMLSI Lottery Games on the Inspired Terminals and the Inspired Lottery Content Site and Inspired acknowledges that it shall not acquire any rights in respect thereof and that all such rights and goodwill are, and shall remain, vested in NMLSI.

5.5
It is expressly agreed and understood that NMLSI or any of its employees or agents must not purport to incur any liability on behalf of Inspired or pledge Inspired’s credit or to make any contract binding on Inspired.

5.6
NMLSI shall indemnify Inspired fully against any claim by any third party relating to an alleged or actual infringement of any Intellectual Property Rights arising out of Inspired’s use of the NMLSI Lottery Games pursuant to this Agreement.

6.	Confidentiality

6.1	Except as provided by Clause 7.2, NMLSI shall at all times during the continuance of this Agreement and after its termination:

(i)	keep all Restricted Information confidential and accordingly not disclose any Restricted Information to any other person; and

(ii)	not use any Restricted Information for any purpose other than the performance of its obligations under this Agreement.

6.2
On the written authority of Inspired any Restricted Information may be disclosed by NMLSI to any governmental or other authority or regulatory body to such extent only as is necessary for the purposes contemplated by this Agreement, or as is required by law and subject in each case to NMLSI using its best endeavours to ensure that the person in question keeps the same confidential and does not use the same except for the purposes for which the disclosure is made.

6.3
NMLSI will comply with the Data Protection Act 1998 (“the Act”) when acting as a Data Processor (as defined within the Act) for Inspired and will comply with the 7th Principle of the Act and any future legislation enacted in replacement of the Act. Consistent with the requirements of the 7th Principle, NMLSI will:-

(i)
have technical and organisational measures in place against unauthorised or unlawful processing of Personal Data and against accidental loss or destruction of, or damage to, Personal Data held or processed by it, appropriate to the harm that might result from such unauthorised or unlawful processing or loss, destruction or damage to Personal Data and the nature of the Personal Data; and

(ii)	take all reasonable steps to ensure the reliability of any staff who have access to Personal Data processed in connection with this Agreement; and

(iii)	not transfer the Personal Data to any third country outside of the European Economic Area without the prior written consent of Inspired.

7.	Force Majeure

7.1	If any party is affected by Force Majeure it shall forthwith notify the other party of the nature and extent thereof.

7.2
Neither of the parties to this Agreement shall be deemed to be in breach of this Agreement, or otherwise be liable to the other party, by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party and the time for performance of that obligation shall be extended accordingly.

7.3
If the Force Majeure in question prevails for a continuous period in excess of 30 days, the parties may without prejudice to their rights under Clause 11 enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.

8.	Indemnification and Warranty

8.1
NMLSI hereby agrees on demand to indemnify Inspired and hold Inspired harmless against any costs, claims, demands, causes of action and judgements whatsoever and howsoever arising out of the failure of NMLSI to comply with any of its obligations under this Agreement. Without prejudice to the foregoing NMLSI agrees on demand to indemnify Inspired and hold Inspired harmless against any costs, claims, demands, causes of action and judgments whatever and howsoever arising from, (including, without limitation, any termination thereof)

and/or any other contract or arrangement entered into by NMLSI with any third party relating to the performance obligations and/or liabilities of NMLSI under this Agreement.

8.2
In the event that arising from an interpretation of the Statutes the operation of lottery games on the Internet is prohibited, or there is any change in the Statutes or in any law in any jurisdiction outside of the Territory which causes such prohibition the parties agree forthwith to enter into discussions to review matters with a view to continuing the operation of this Agreement to the extent legally possible and if the parties are unable to agree amendments to this Agreement this Agreement shall terminate.

8.3	NMLSI warrants that:-

(i)	it has obtained all necessary licences, powers and consents to enter into this Agreement and perform its obligations hereunder;

(ii)	the NMLSI Lottery Games will be EMU compliant; and

(iii)	the NMLSI Lottery Games will at all times comply with the Statutes.

9.	Assignment and Transfer

9.1
Neither party shall assign, transfer or otherwise dispose of its rights and obligations pursuant to this Agreement without the prior written consent of the other party such consent not to be unreasonably withheld or delayed.

9.2
Each party shall have the right to assign, transfer or otherwise dispose of its rights and obligations pursuant to this Agreement without the prior written consent of the other party, where such assignment, transfer or disposal is made to its holding company, its subsidiary or a subsidiary of its holding company, provided that such assignee agrees to be bound by the provisions of this Agreement in every way as if it were the original contracting party.

10.	Commencement and Term

10.1
This Agreement shall be deemed to have come into force on the Commencement Date, defined as October 12, 2005, unless an earlier date is agreed by the parties, and shall continue, unless or until terminated earlier pursuant to any of the other provisions of this Agreement, for an initial period of 3 years from that date and shall apply to such NMLSI Lottery Games which are to be used on the Inspired Terminals or the Inspired Lottery Content Site during that period.

10.2
Following expiration of the initial period of 3 years from the Commencement Date, this Agreement may be terminated by either party giving three months’ written notice of termination to the other party.

11.	Summary Termination

11.1
Either party hereto shall have the right to terminate this Agreement by giving notice, having immediate effect, to the other party in the event of the occurrence of any of the following events of default:

(i)	any breach or default (which is incapable of remedy) by the other party in performing its obligations hereunder; or

(ii)
any breach or default (which is capable of remedy) by the other party in performing any obligation hereunder if such breach or default shall have continued unremedied for one month after the sending of a written notice requiring its remedy; or

(iii)
the other party shall become insolvent or shall make an arrangement for the benefit of its creditors, or a voluntary or involuntary petition in bankruptcy or insolvency shall be filed by or against that other party or a receiver, liquidator or examiner of the business of that other party shall be appointed or an attachment shall be levied against the property of that other party and such receivership, liquidation, examination or attachment shall not be dissolved within 15 days from the date thereof; or

(iv)	the other party shall change its legal status without the prior written consent of the first party, such consent not to be unreasonably withheld; or

(v)	the other party ceases, or threatens to cease, to carry on business.

11.2
Without prejudice to Clause 11.1 herein, Inspired shall have the right to terminate this Agreement by giving notice, having immediate effect, to NMLSI in the event of the occurrence of any of the following events of default:

(i)
NMLSI establishes, manages or operates the Inspired Lottery Content Site and/or the NMLSI Lottery Games in any manner which in the opinion of Inspired, prejudices the goodwill and/or reputation of any of the brandnames or any Group Company;

(ii)
if after the first year the gross revenue/sales per Inspired Terminal averages less than £100 (One hundred pounds) per day in any Accounting Period (calculated as an average amount over all the Inspired Terminals on which Inspired has deployed the NMLSI Lottery Games in such Accounting Period) of this Agreement;

(iii)	the parties fail to agree upon the format of the Procedures Manuals within 30 days prior to the Commencement Date;

(iv)	NMLSI commits what, in the opinion of Inspired, constitutes a material breach of this Agreement or the Procedures Manuals; or

(v)	the sale of the NMLSI Lottery Games on the Inspired Lottery Content Site is deemed to be prohibited under the Statutes or any law inside the Territory.

11.3
The notice of termination, regardless of the cause, shall not relieve the parties hereto of any obligations pending at the time of termination or prejudice any other right or remedy of either party in respect of the breach concerned or any other breach.

12.	Consequences of Termination

12.1	Upon the termination of this Agreement from any cause whatsoever:

(i)	The licence in respect of the NMLSI Lottery Games shall terminate with immediate effect;

(ii)	NMLSI shall immediately remove the brandnames from the Inspired Lottery Content Site and the NMLSI Lottery Games;

(iii)	NMLSI shall cease to seek or accept orders in respect of NMLSI Lottery Games on the Inspired Lottery Content Site; and

(iv)	NMLSI shall return all data relating to End Users to Inspired.

12.2	NMLSI shall have no claim against Inspired for compensation for loss of agency rights, loss of goodwill or any similar loss.

12.3	Clauses 6 and 8 shall continue in force in accordance with their terms.

12.4
Subject as otherwise provided herein and without prejudice to any rights or obligations which have accrued prior to termination, neither party shall have any further obligation to the other party under this Agreement.

13.	Nature of Agreement

13.1
This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matters hereof and supersedes all prior statements, representations, agreements and understandings and incorporates any extension of this Agreement relating to the subject matter hereof, save that neither party shall exclude or attempt to exclude liability which one party would otherwise have to the other in respect of any statements made fraudulently.

14.	Severability

14.1
If any provision of this Agreement shall be determined to be partially void or unenforceable by any court or body of competent jurisdiction or by virtue of any legislation to which it is subject or by virtue of any other reason whatsoever, it shall be void or unenforceable to that extent only and no further, and the validity and enforceability of any of the other provisions herein shall not be affected thereby. Should any Clause herein be rendered void or unenforceable, whether wholly or in part, Inspired and NMLSI shall endeavour without delay to attain the economic and/or other result aimed at by the invalid Clause in another legally permissible manner.

14.2
If and to the extent that the Competition Authority indicates that but for the duration, extent or scope of the restrictions in this Agreement it would issue a certificate or grant a licence in respect of this Agreement NMLSI shall on request by Inspired forthwith in writing agree to the amendments with the minimum variation or modification required so as to give the Agreement the maximum duration extent or scope permissible but so as to procure such certificate or licence.

15.	Communications

15.1	Notices or other communications given pursuant to this Agreement shall be in writing and shall be sufficiently given:

(i)
if delivered by hand or sent by post to the address and for the attention of the person set forth in this Clause of the party to which the notice or communication is being given or to such other address and for the attention of such other person as such party shall communicate to the party giving the notice or communication; or

(ii)	if sent by facsimile to the correct facsimile number of the party to which it is being sent.

15.2
Any notice, or communication, given or sent by post under this Clause, shall be sent by registered post and each person giving a notice or communication by facsimile in accordance with this Clause shall promptly post the original copy to the person to whom the notice or communication was given but the absence of such posting shall not affect the validity of the notice or communication.

15.3	Every notice or communication given in accordance with this Clause shall be deemed to have been received as follows:

Means of Dispatch	Deemed Received

Delivery by hand:	the day of delivery;

Overnight Delivery Service:	1 Business Day after posting; and

Facsimile	when sender receives a completed transmission sheet or otherwise receives a mechanical confirmation of transmission

Provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside working hours (being 9 a.m. to 5 p.m. on a Business Day) such notice or other communication shall be deemed to be given or made at the start of working hours on the next Business Day.

15.4	The relevant addressee, address and facsimile number of each party for the purposes of this Agreement, subject to Clause 17.5 are:

Name of Party	Address/Fax no
Inspired	FAO: Simon Strutt
3 The Maltings
Wetmore Road
Burton On Trent
Staffordshire
England

NMLSI	FAO: Randolph H. Brownell III
370 Neff Avenue,
Harrisonburg,Virginia 22801,
USA
Fax No: [540 437 1686]

15.5	A party shall notify the other of a change to its name, relevant addressee, address or facsimile number for the purposes of Clause 16.4. Such notification shall only be effective on:

(i)	the date specified in the notification as the date on which the change is to take place; or

(ii)	if no date is specified or the date specified is less than 5 Business Days after the date on which notice is given, the date falling 5 Business Days after notice of any such change has been given.

16.	Miscellaneous

16.1	This Agreement can only be amended by a written instrument signed by a duly authorised representative of each party.

16.2	Nothing in this Agreement shall create, or be deemed to create, a partnership or the relationship of employer and employee between the parties.

16.3	Nothing in this Agreement precludes Inspired from promoting, marketing, selling and advertising Inspired lottery games and or lottery tickets.

16.4
Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of, and does not rely on, any representation, warranty or other provision except as expressly provided herein, and all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

16.5	The waiver by Inspired or NMLSI of any breach of any term of this Agreement shall not prevent the subsequent enforcement of that term and shall not be deemed a waiver of any subsequent breach.

16.6	The parties do not intend that any of the terms of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

17.	Applicable Law

17.1	This Agreement shall be governed and construed in accordance with the laws of England and Wales and the parties submit to the exclusive jurisdiction of the English Courts in the event of a dispute.

IN WITNESS whereof the parties hereto have executed these presents the day and year first herein written.

PRESENT when the COMMON SEAL
of INSPIRED Broadcast Networks Ltd
was affixed hereto:
_________________________
Director

_________________________
Director/Secretary

PRESENT when the COMMON SEAL
Of New Media Lottery Services International, Ltd.
was affixed hereto:

_________________________
Director

_________________________
Director/Secretary